CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-219947 on Form S-1, Registration Statement Nos. 333-190515, 333-200186, 333-206454 and 333-214394 on Form S-3, and Registration Statement Nos. 333-218827 and 333-192501 on Form S-8 of our reports dated March 14, 2018, relating to the consolidated financial statements and financial statement schedule of Tiptree Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
New York, New York
March 14, 2018